CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 of Form S-1 of our report dated May 3, 2017, relating to the consolidated financial statements of Cannabis Sativa, Inc., for the years ended December 31, 2016 and 2015, which are contained in that Prospectus, which is contained in Part II of this Registration Statement on Form S-1.  We also consent to the reference to us under the heading “Experts” in the prospectus that forms a part of the Registration Statement.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

January 10, 2018